Exhibit 99.1

       DECORATOR INDUSTRIES REPORTS FISCAL 2006 AND FOURTH QUARTER RESULTS

    PEMBROKE PINES, Fla., Feb. 27 /PRNewswire-FirstCall/ -- Decorator Industries, Inc. (Amex: DII) today reported that net income for the fiscal year ended December 30, 2006 was $0.4 million or 13 cents per diluted share, compared with $1.4 million or 46 cents per diluted share for fiscal 2005. Net loss for the fourth quarter of fiscal 2006 was $.3 million, or 9 cents per diluted share, compared with net income of $.4 million, or 12 cents per diluted share in last year's fourth quarter.

    Sales for fiscal 2006 increased about 3% to $52.2 million, compared with $50.5 million in the prior year. For the fourth quarter of 2006, sales were $10.6 million compared with $12.2 million in last year's fourth quarter. Excluding approximately $1.0 million of last year's FEMA-related business, for which comparable sales don't exist in the fourth quarter of 2006, most of the sales decrease was due to the softness in the Manufactured Housing ("MH") market, resulting in a reduction in shipments to our MH customers.

    Mr. Bassett, Chairman, stated:

    "Sales to our Recreational Vehicle ("RV") customers were $30.8 million, an increase of about 7% from fiscal 2005. RV sales for the fourth quarter were $6.0 million, compared with $7.0 million in the prior year period. Almost all of this decrease was due to the absence of any FEMA-related sales in this year's fourth quarter. The RV Industry reported that 2006 wholesale shipments increased about 2% over last year and was the best annual total in 30 years. However, fourth quarter 2006 industry shipments were reported to have decreased by almost 19% with travel trailer shipments accounting for the quarter's entire decline.

    "Sales to our MH customers were $9.5 million, a decrease of about 6% from fiscal 2005. MH sales for the fourth quarter were $1.9 million, a decline of about 18% from the fourth quarter a year ago. The MH Industry reported that 2006 factory shipments declined 20% from last year. Fourth quarter industry shipments decreased by almost 50% mostly due to the absence of FEMA-related shipments in this year's fourth quarter.

    "Sales to our Hospitality customers were $12.0 million an increase of about 1% over the prior fiscal year. Hospitality sales for the fourth quarter were $2.8 million, a 4% decrease from the same quarter a year ago.

    "Both the fiscal year and fourth quarter results were negatively impacted by inventory write-offs totaling $1.0 million for the year and $.4 million for the quarter. Internal inventory management issues accounted for the majority of the write-offs and, to a lesser extent, the slowdown in travel trailer sales and the increasing use of longer lead time imported fabrics. We are addressing the cause of these unusually high write-offs and expect to return to more normal costs going forward. We also experienced an increase in our selling and administrative costs. These increases exceeded $.5 million for the year of which about $.3 million was related to bad debt expenses, attorney's fees, and other items which are not expected to recur going forward. Marketing expenses, incurred to enhance our visibility as a resource to the lodging industry, increased by approximately $.1 million for the year. Also labor costs increased about 1% of sales for both the year and the quarter, largely due to shorter lead times and smaller production lot sizes, conditions which we believe will continue in the current market environment.

    "Our financial condition remains strong. Stockholders' equity increased to $17.4 million, a new high. Long-term debt was $1.7 million, or 9.1% of total capitalization and working capital was $5.4 million.

    "Certainly, our performance in fiscal 2006 was not what we expected. Although we believe that our markets will provide considerable opportunity, we realize that the short-term conditions are challenging. Our experienced management team has enabled Decorator to succeed throughout the past up and down cycles. You can be sure we are committed to achieve similar success in the future."

    Statements contained in this release that are not historical facts are forward-looking statements that could differ materially from actual results. Primary factors that could cause actual results to materially differ from those in the forward-looking statements are the level of demand for recreational vehicles, manufactured housing and hotel/motel accommodations, the general economic conditions, interest rate fluctuations, competitive products and pricing pressures within the Company's markets, the Company's ability to contain its manufacturing costs and expenses, and other factors.

    Decorator Industries, Inc., founded in 1953, designs, manufactures and sells interior furnishing products, principally draperies, curtains, shades, blinds, valance boards, bedspreads, comforters, pillows, cushions and trailer tents. Decorator is a leading supplier of such products to the manufactured housing and recreational vehicle markets and is a growing supplier to the lodging industry.

    (DIIG)

    THE FIGURES ARE AS FOLLOWS:

                               STATEMENT OF INCOME

                                     FOR QUARTERS ENDED:                FOR YEARS ENDED:
                                         (UNAUDITED)                        (AUDITED)
                               -------------------------------   -------------------------------
                                December 30,     December 31,     December 30,     December 31,
                                    2006             2005             2006             2005
                               --------------   --------------   --------------   --------------
NET SALES                      $   10,627,562   $   12,220,836   $   52,237,720   $   50,525,343
COST OF PRODUCTS SOLD               8,761,311        9,642,286       42,926,510       40,258,115
GROSS PROFIT                        1,866,251        2,578,550        9,311,210       10,267,228
SELLING AND
 ADMINISTRATIVE EXPENSES            2,278,458        2,064,475        8,688,386        8,148,485
OPERATING INCOME (LOSS)              (412,207)         514,075          622,824        2,118,743

OTHER INCOME (EXPENSE)
  Interest, Investment
   and Other Income                    21,656           26,877          112,649           90,902
  Interest Expense                    (27,827)         (15,843)         (90,080)         (74,831)
EARNINGS (LOSS) BEFORE
 INCOME TAXES                        (418,378)         525,109          645,393        2,134,814
PROVISION FOR
 INCOME TAXES                        (150,000)         167,000          240,000          770,000

NET INCOME (LOSS)              $     (268,378)  $      358,109   $      405,393   $    1,364,814

EARNINGS (LOSS) PER SHARE:
  BASIC                        $        (0.09)  $         0.12   $         0.14   $         0.47
  DILUTED                      $        (0.09)  $         0.12   $         0.13   $         0.46

WEIGHTED-AVERAGE NUMBER
 OF SHARES OUTSTANDING              2,998,666        2,913,625        2,982,735        2,882,196

                             CONDENSED BALANCE SHEET

                                DECEMBER 30,     DECEMBER 31,
                                    2006             2005
                               --------------   --------------
CASH AND EQUIVALENTS           $       11,379   $      490,377
ACCOUNTS RECEIVABLE                 3,725,167        4,574,415
INVENTORIES                         5,651,252        5,800,553
OTHER CURRENT ASSETS                  984,145          311,603
TOTAL CURRENT ASSETS               10,371,943       11,176,948
NET PROPERTY AND EQUIPMENT          9,703,167        7,431,823
OTHER ASSETS                        4,923,461        5,685,594
TOTAL ASSETS                   $   24,998,571   $   24,294,365

TOTAL CURRENT LIABILITIES      $    4,989,585   $    5,084,599
LONG-TERM DEBT                      1,741,444        1,536,754
DEFERRED TAXES                        839,000          585,000
STOCKHOLDERS' EQUITY               17,428,542       17,088,012
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY         $   24,998,571   $   24,294,365